As filed with the Securities and Exchange Commission on June 19, 2006
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
Registration Statement
Under
The Securities Act of 1933

USA TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	7359	23-2679963
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

100 Deerfield Lane, Suite 140
Malvern, Pennsylvania 19355
(Address of principal executive offices and zip code)

USA TECHNOLOGIES, INC. 2006-A STOCK COMPENSATION PLAN
(full title of the plan)

George R. Jensen, Jr.
Chief Executive Officer
USA Technologies, Inc.
100 Deerfield Lane, Suite 140
Malvern, Pennsylvania 19355
(610) 989-0340
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Douglas M. Lurio, Esquire
Lurio & Associates, P.C.
2005 Market Street: Suite 2340
Philadelphia, PA 19103
(215) 665-9300

CALCULATION OF REGISTRATION FEE

Title of Securities to be Offered	Amount to be Registered	Maximum Offering Price Per share(1)	Proposed Maximum Aggregate Offering Price	Proposed Amount of Registration Fee
Common Stock	25,000	$8.00	$200,000	$21.40

(1) Estimated solely for purposes of calculating the registration fee. Pursuant to Rule 457(c), the registration fee has been calculated at the average of the bid and asked price within 5 days prior to the date of the filing of the applicable registration statement.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

The information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information

The information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The Registrant hereby incorporates by reference the following documents which have previously been filed with the Commission under the Securities Exchange Act of 1934:

(i) the Registrant’s Annual Report on Form 10-K for its fiscal year ended June 30, 2005;

(ii) the Registrant’s Quarterly Report on Form 10-Q for its fiscal quarter ended September 30, 2005;

(iii) the Registrant’s Quarterly Report on Form 10-Q for its fiscal quarter ended December 31, 2005;

(iv) the Registrant’s Quarterly Report on Form 10-Q for its fiscal quarter ended March 31, 2006;

(v) the Current Reports on Form 8-K filed on September 28, 2005, December 13, 2005, December 19, 2005, February 7, 2006, February 14, 2006, April 13, 2006, and April 17, 2006;

(vi) the Schedule 14-A Definitive Proxy Statement filed January 4, 2006; and

(vii) the description of the Registrant’s Common Stock contained in its Registration Statement on Form 8-A filed pursuant to Section 12(g) of the Securities Exchange Act of 1934.

In addition, all documents filed with the Commission by the Registrant pursuant to Sections 13(a) and 13(c), Section 14 and Section 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents(in each case, other than information in such documents that is deemed not to be filed).

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Douglas M. Lurio, Esquire, President of Lurio & Associates, P.C., counsel to the Company, is a Director of the Company, and as of the date of this Registration Statement beneficially owns 7,030 shares of Common Stock and options to purchase up to 12,000 shares of Common Stock.

Item 6. Indemnification of Directors and Officers

Section 1746 of the Pennsylvania Business Corporation Law of 1988, as amended ("BCL"), authorizes a Pennsylvania corporation to indemnify its officers, directors, employees and agents under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their holding or having held such positions with the Company and to purchase and maintain insurance of such indemnification. The Company's By-laws substantively provide that the Company will indemnify its officers, directors, employees and agents to the fullest extent provided by Section 1746 of the BCL.

Section 1713 of the BCL permits a Pennsylvania corporation, by so providing in its By-laws, to eliminate the personal liability of a director for monetary damages for any action taken unless the director has breached or failed to perform the duties of his office and the breach or failure constitutes self-dealing, willful misconduct or recklessness. In addition, no such limitation of liability is available with respect to the responsibility or liability of a director pursuant to any criminal statute or for the payment of taxes pursuant to Federal, state or local law. The Company's By-laws eliminate the personal liability of the directors to the fullest extent permitted by Section 1713 of the BCL.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9. Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be treated as a new registration statement relating to the securities offered herein, and shall treat the offering of such securities at that time as the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supercede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Malvern, Pennsylvania, on June 19, 2006.

USA TECHNOLOGIES, INC. By: /s/ George R. Jensen, Jr. George R. Jensen, Jr., Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1933, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

SIGNATURES	TITLE	DATE

/s/ GEORGE R. JENSEN, JR. GEORGE R. JENSEN, JR.	CHAIRMAN OF THE BOARD OF DIRECTORS, CHIEF EXECUTIVE OFFICER (PRINCIPAL EXECUTIVE OFFICER)	June 19, 2006

/s/DAVID M. DEMEDIO DAVID M. DEMEDIO	CHIEF FINANCIAL OFFICER (PRINCIPAL ACCOUNTING OFFICER)	June 19, 2006

/s/ STEPHEN P. HERBERT STEPHEN P. HERBERT	PRESIDENT, CHIEF OPERATING OFFICER, DIRECTOR	June 19, 2006

/s/ WILLIAM L. VAN ALEN,JR. WILLIAM L. VAN ALEN,JR.	DIRECTOR	June 19, 2006

/s/ DOUGLAS M. LURIO DOUGLAS M. LURIO	DIRECTOR	June 19, 2006

/s/ STEVEN KATZ STEVEN KATZ	DIRECTOR	June 19, 2006

/s/ ALBERT PASSNER ALBERT PASSNER	DIRECTOR	June 19, 2006

EXHIBIT INDEX

Exhibit No.	Description
5.1**	Opinion of Lurio & Associates, P.C.
10.1**	USA Technologies, Inc. 2006-A Stock Compensation Plan
23.1**	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.2**	Consent of Goldstein Golub Kessler LLP, Independent Registered Public Accounting Firm.
_________________

** Filed herewith.